EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S–3 (File Nos. 333–86214, 333–205370, 333–230500 and 333–251940) and Form S–8 (File Nos. 333–98609, 333–112970, 333–166826, 333–189420, 333–222329, 333–255991 and 333–222330) of our report dated March 15, 2023, on our audits of the consolidated financial statements of Horizon Bancorp, Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, which report is included in the annual report of Horizon Bancorp, Inc. We also consent to the incorporation by reference of our report dated March 15, 2023, on our audit of the internal control over financial reporting (which report expresses an adverse opinion) of Horizon Bancorp, Inc. as of December 31, 2021, which report is included in this annual report.

FORVIS, LLP (Formerly, BKD, LLP)

Indianapolis, Indiana
March 15, 2023